Exhibit 99.1

Howard Bancorp, Inc. Reports Sizable Increases in Earnings per Share and Assets for 2013

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 16, 2014--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today reported its financial results for the fiscal year ending December 31, 2013 with the following highlights:

  Recorded asset growth of $98.2 million or 24.5% to end 2013 just shy of half a billion dollars in asset size. Total assets increased from $401.7 million at the end of 2012 to $499.9 million at December 31, 2013.
  Earnings per share (EPS) for the year increased by 43%, from $0.31 for the twelve months ended December 31, 2012 to $0.44 for the 2013 fiscal year. For the fourth quarter of 2013, earnings per share were $0.13, which represents an increase of nearly 76% over EPS of $.07 for the fourth quarter of 2012.
  The Company completed its first acquisition with the purchase from Cecil Bank of its branch located at 3 West Bel Air Avenue, Aberdeen, Maryland. Pursuant to the branch purchase, Howard Bank acquired $37.1 million in loans and $35.2 million in deposits during the third quarter of 2013.
  We opened our seventh full service branch location in Towson, Maryland along with a regional office to better serve the Greater Baltimore marketplace.
  Executed a lease for another branch office to be located in Bel Air, Maryland, and we anticipate an opening in the first quarter of 2014.
  Launched a new mortgage banking division with offices in Timonium, Ellicott City and Annapolis, Maryland, to focus on purchase money originations.

For the year ended December 31, 2013, the Company reported net income of $1.96 million compared to net income of $1.62 million in 2012, an increase of $341 thousand or 21%. Net interest income was $15.8 million for 2013 which represented an increase of $2.3 million or 17% compared to 2012, and was driven by our continued balance sheet growth. Partially offsetting the increase in net interest income, the provision for loan losses in 2013 of $950 thousand was $232 thousand or 32% higher than the 2012 provision of $718 thousand. Noninterest income also increased, to $1.3 million during 2013 compared to $768 thousand for 2012, representing an increase of $557 thousand or 73%. A large contributor to the increased noninterest revenues was the initiation of a Bank Owned Life Insurance (BOLI) program in January 2013, which generated $282 thousand of income during 2013. In addition to the BOLI income, year over year service charges on deposits and mortgage banking gains increased by 20% and 76%, respectively, during 2013. Total noninterest expenses for 2013 of $13.2 million increased by $2.4 million or 22% over total noninterest expenses of $10.8 million in 2012. Compensation expenses, which accounted for more than half of the total increase in expenses, grew by $1.3 million or 22% for 2013 compared to 2012 due to increases in staffing as we continue to open new branch and regional office locations, and also commenced the building and staffing of our new mortgage division. With our geographic expansion, we also increased our advertising and business development expenditures to support our entrée into the new markets and saw increased professional fees associated with the successful initiative to supplement organic growth with acquired growth. Also in 2013, the Company recorded $347 thousand in expense due to decreasing valuations on properties held, while this same expense for 2012 was only $48 thousand, representing a year over year increase of $299 thousand, as work towards disposal of the residual nonperforming assets on the balance sheet continues.

Even though asset quality has been steadily improving for Howard Bank, it continued to be a major focus of attention for management and the board of directors throughout 2013. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and OREO as a percentage of total assets. This asset quality measure showed improvement for 2013 with a ratio of 1.11% at December 31, 2013 versus 1.32% at the end of 2012.

As mentioned above, 2013 represented a year of continued balance sheet growth with December 31, 2013 total assets of $500 million, total loans of $404 million, and total deposits of $389 million, representing growth of 24%, 25%, and 24%, respectively, over the 2012 year end balances. Even without the $37.1 million in loans and $35.2 million in deposits acquired in 2013, continued organic growth resulted in growth in assets, loans and deposits of 14%, 15%, and 12%, respectively.

At December 31, 2013 Howard Bancorp, Inc. had total capital of $48.6 million, representing an increase of $1.9 million or 4% over total capital of $46.7 million at December 31, 2012. The capital growth represents retention of the previous four quarters of earnings. Howard Bank continues to be well in excess of the required capital levels to be considered well-capitalized under all regulatory capital guidelines.

For the fourth quarter of 2013, Howard Bancorp recorded EPS of $0.13 compared to EPS of $0.07 for the fourth quarter of 2012, representing an increase of 76%. Fourth quarter 2013 net income of $556 thousand compares to net income of $439 thousand for the fourth quarter of 2012, representing an increase of 27%. Driving this quarter over quarter increase in net income was net interest income growth of 23% and noninterest income growth of 66%, while total expenses increased by 25% with the continued expansion.

Chairman and CEO Mary Ann Scully stated: “We are pleased to report another year and another fourth quarter of increased earnings. This consistent earnings improvement reflects the success of the forward investment strategy deployed by Howard Bancorp since our inception in 2004. The Company continued to make those investments in 2013, in all three areas of our focus: geographic expansion in attractive contiguous markets; organic growth to be supplemented by prudent acquired growth; and diversification of revenue streams to include more substantive levels of noninterest income not dependent on the balance sheet to complement our historical success in growing net interest income. Howard Bancorp now operates in four attractive Greater Baltimore counties with both a commercial banking operation focused especially on growing small and medium sized businesses, their owners and professionals and a mortgage banking operation focused on helping members of those communities make their most significant personal investments. We expect that the significant investments already made and those which will continue to be made in both of those business lines, although dilutive in the early stages, should reap increasing rewards as 2014 progresses. Our belief that our stockholders’ long term interest are best served by a community focused bank making a difference in the lives of those communities by offering an unparalleled level of experience and expertise combined with an unparalleled commitment to communities, is being validated with earnings growth. We are grateful to our colleagues who provide that level of expertise and commitment and to our customers for trusting in us and look forward to a robust 2014 where we believe the opportunities continue to be significant.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. Such statements include continued investments in certain product lines and resulting rewards in 2014, and continued significant opportunities in 2014. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

SUMMARY FINANCIAL HIGHLIGHTS

	Twelve Months Ended		Three Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
(In thousands except per share data)
Operation Statement Data:
Net interest income	$15,810	$13,532	$4,386	$3,574
Provision for loan losses	950	718	284	68
Noninterest income	1,324	768	363	219
Noninterest expense	13,239	10,823	3,732	2,980
Pretax income	2,945	2,759	733	745
Total income tax provision	984	1,138	176	306
Net income	1,961	1,621	557	439

Preferred dividends	(165)	(616)	(31)	(145)

Net income avail to common shares	$1,796	$1,005	$526	$294

Per share data and shares outstanding:
Net inc avail to com stock per share	$0.44	$0.31	$0.13	$0.07
Book value per common share (period end)	$8.80	$8.45	$8.80	$8.45
Average common shares outstanding	4,077,613	3,269,835	4,091,090	4,036,879
Shares outstanding at period end	4,095,650	4,040,471	4,095,650	4,040,471

Financial Condition data:
Total assets	$499,918	$401,675	$499,918	$401,675
Loans receivable	403,875	322,218	403,875	322,218
Allowance for credit losses	(2,506)	(2,764)	(2,506)	(2,764)
Other interest-earning assets	63,779	59,608	63,779	59,608
Total deposits	388,949	314,858	388,949	314,858
Borrowings	61,658	38,987	61,658	38,987
Total shareholders’ equity	48,624	46,721	48,624	46,721
Common equity	36,062	34,159	36,062	34,159

Average assets	428,961	356,355	485,775	377,901
Average stockholders’ equity	47,717	41,338	48,360	46,606
Average common stockholders’ equity	35,155	28,776	35,798	34,044
Average equity to average assets	11.12%	11.60%	9.96%	12.33%

Selected performance ratios:
Return on average assets	0.46%	0.45%	0.45%	0.46%
Return on average common equity	5.58%	5.63%	6.17%	5.12%
Net interest income to average assets	3.69%	3.80%	3.58%	3.75%
Non interest income to average assets	0.31%	0.22%	0.30%	0.23%
Non interest expense to average assets	3.09%	3.04%	3.05%	3.13%
Efficiency ratio	77.27%	75.69%	78.58%	78.57%

Asset quality ratios:
($ in thousands)
Nonperforming loans	$3,180	$2,401	$3,180	$2,401
OREO	$2,377	$2,903	$2,377	$2,903
Nonperforming loans to gross loans	0.79%	0.75%	0.79%	0.75%
Allowance for loan losses to loans	0.62%	0.86%	0.62%	0.86%
Allowance to nonperforming loans	78.81%	115.12%	78.81%	115.12%
Nonperforming assets to loans and OREO	1.37%	1.63%	1.37%	1.63%
Nonperforming assets to total assets	1.11%	1.32%	1.11%	1.32%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020